Exhibit 99.1
Health Management, Inc.
1371-A Abbott Court
Buffalo Grove, Illinois 60089
Tel:  847-913-2700
Fax:  847-913-2715

FOR IMMEDIATE RELEASE

                        HEALTH MANAGEMENT, INC.  REPORTS
                      FIRST QUARTER 1997 FINANCIAL RESULTS

Buffalo Grove, IL -- September 16, 1996 ... Health Management, Inc. ("HMI") (NNM:HMIS) filed its Form 10-Q with the Securities and Exchange Commission and today reported financial results for its 1997 fiscal first quarter, ended July 31, 1996.

For the first quarter, the Company reported revenues of $40,522,910 and net income of $431,888 or $0.05 per share, compared to revenues of $38,294,030 and net income of $1,588,738 or $0.17 per share in the comparable quarter last year.

Wm. James Nicol, President and Chief Executive Officer of HMI, said, "The Company's revenues reflect the strength of its customer base and referral levels. Our gross profits, as a percentage of net sales, were 25.9% for the first quarter, in line with the fourth quarter margins of 25.7%.

"Our pre-tax profits of $684,999 represent a continuing trend of profit improvement, despite increased legal expenses associated with the Company's litigation. Specifically, our pre-tax profits of approximately $685,000 represent a $170,000 improvement over the fourth quarter of last year, even after the Company absorbed approximately $500,000 in incremental legal expenses. This improvement is attributable to HMI's continuing focus on reducing expenses Company-wide."

"There were other positive events in the first quarter. Our working capital increased to over $3 million at the end of the quarter, an increase of approximately $600,000 from the end of the fourth quarter. As part of our on-going commitment to enhance our internal financial controls, we put into place a perpetual inventory system, which provides better management over on-hand inventory and automatically records cost of sales when products are shipped.
The Company has also finalized the closure of its former Long Island corporate offices and has executed a lease termination agreement which will save over $500,000 over the remaining life of the lease," Nicol added.

The Company also noted it is in the process of negotiating the final terms of a Stipulation of Settlement with plaintiffs' counsel which would resolve the litigation as regards the Company. Such Stipulation of Settlement will be subject to court approval.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

Except for historical information contained herein, the statements made in this release constitute forward looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including those risks detailed from time to time in the Company's reports on file at the Securities and Exchange Commission, including the Company's Form 10-Q for the fiscal first quarter ended July 31, 1996.



                                   #    #    #

For additional information:
At Edelman Financial:
Diane Perry or Joseph Kist (Investors)             Mark Danes (Media)
212-704-8293 or 212-704-8239                       212-704-4464

At HMI:
Jim Nicol, President and CEO
847-913-2404
Paul Jurewicz, CFO
847-913-2407


                             FINANCIAL TABLES FOLLOW




                             HEALTH MANAGEMENT, INC.
                                and Subsidiaries
                   Condensed Consolidated Statements of Income
                                   (Unaudited)

                               Three Months Ended

                              July 31,       July 31,       April 30,
                              1996           1995           1996

Revenue                       $40,522,910    $38,294,030    $40,489,416
Cost of Sales                  30,010,893     26,533,234     30,100,571

Gross Profit                   10,512,017     11,760,796     10,388,845

Operating Expenses:
Selling                        1,233,317      1,085,202      1,022,666
General & Administrative       7,854,664      7,364,414      8,110,980

                               9,087,981      9,449,616      9,133,646

Income from Operations         1,424,036      3,311,180      1,255,199

Interest Expense (Income)        739,537        610,936        741,048

Income Before Taxes on Income    684,499      2,700,244        514,151
Taxes on Income                  252,611      1,111,506      3,266,108(1)

Net Income                    $  431,888     $1,588,738     $(2,751,957)

Earnings Per Common Share:
     Primary                       $0.05          $0.17         $(0.29)
     Fully Diluted                 $0.05          $0.17         $(0.29)

Weighted Average Shares Outstanding:
     Primary                   9,328,240      9,444,919      9,414,500
     Fully Diluted             9,328,240      9,444,919      9,414,500


(1) Fourth quarter and Fiscal Year 1996 include a revaluation of and a $2.5 million valuation allowance for deferred tax assets.



                             HEALTH MANAGEMENT, INC.
                                and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                     Assets

                                   July 31, 1996       April 30, 1996
                                   (Unaudited)         (Audited)
CURRENT ASSETS:
Cash and cash equivalents          $ 1,585,702         $ 3,280,195
Accounts Receivable, Less
Allowance for Doubtful Accounts     36,959,345          36,457,199
Inventories                          7,212,031           6,800,820
Tax Refund Receivable                6,301,500           8,037,030
Deferred Taxes                       1,807,000           1,807,000
Prepaid expenses and other             403,853             655,358

Total Current Assets                54,269,431          57,037,602

IMPROVEMENTS and EQUIPMENT, Less
Accumulated Depreciation
and Amortization                     3,680,009           3,825,974

EXCESS OF PURCHASE PRICE OVER
NET ASSETS ACQUIRED                 33,711,294          34,008,496

OTHER                                1,167,110           1,043,607

                                   $92,827,844         $95,915,679



                             HEALTH MANAGEMENT, INC.
                                and Subsidiaries
                      Condensed Consolidated Balance Sheets

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                        July 31, 1996    April 30, 1996
                                        (Unaudited)         (Audited)
CURRENT LIABILITIES:
Accounts Payable                        $18,448,135         $20,714,836
Accrued Unusual Charges                   2,150,696           3,559,000
Accrued Expenses                          1,778,096           1,526,119
Current Maturities of Long Term Debt     28,749,935          28,746,028

TOTAL CURRENT LIABILITIES                51,126,862         $ 4,545,983

Long Term Debt,
Less Current Maturities                   3,905,474           4,006,077

TOTAL LIABILITIES                        55,032,336          58,552,060

COMMITMENTS and CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred Stock - $.01 Par Value:
  Shares Authorized - 1,000,000
  Issued and Outstanding, none
Common Stock - $.03 Par Value:
  Shares Authorized - 20,000,000
  Issued and Outstanding - 9,328,240        279,847             279,847
Additional Paid-In Capital               38,138,772          38,138,772
Retained Earnings                         (623,111)          (1,055,000)

TOTAL STOCKHOLDERS' EQUITY               37,795,508          37,363,619
                                        $92,827,844         $95,915,679
